Exhibit 10.6

March 30, 2015

Kurt Wanninger

2115 Cobblestone Road

Jasper, Indiana 47546

Dear Kurt:

This letter agreement (this “Amendment”) confirms our agreement to amend the employment letter between you and Norcraft Companies, L.P. (the “Company”), dated as of December 1, 2005 (the “Employment Letter”). Capitalized terms not defined in this Amendment have the respective meanings ascribed to them in the Employment Letter. Except as expressly modified herein, the Employment Letter remains in full force and effect, and is binding on you and the Company in accordance with its terms.

1. Definitions. The section of the Employment Letter entitled “Termination of Employment” (“Section 6 of the Employment Letter”) is amended by inserting the following new sentence at the end of the second paragraph:

The base salary continuation contemplated by this paragraph is hereinafter referred to as the “Severance Payment”.

2. Termination Payments. Section 6 of the Employment Letter is further amended by inserting the following new paragraphs below the fourth paragraph:

Notwithstanding the foregoing, if the Company terminates your employment other than for Cause or you terminate your employment for Good Reason, in either case within twelve (12) months following a Change-in-Control (as defined below), you will receive a one-time payment of $774,000 (the “CIC Severance Payment”) in lieu of the Severance Payment. For the avoidance of doubt, the CIC Severance Payment will be in addition to any other payments or benefits contemplated by the second and third paragraphs of this Section. Any CIC Severance Payment will be paid to you in a single lump sum within ten (10) business days following the termination of your employment. Notwithstanding the foregoing, no transaction or series of transactions shall constitute a Change-in-Control for purposes of this Amendment unless such transaction or series of transactions constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).

For purposes of this Agreement, (a) “Change-in-Control” means the occurrence, following the date of this Agreement, of (i) a sale or transfer (other than by way of merger or consolidation), of all or substantially all of the assets of Norcraft Companies, Inc. (“Norcraft”) to any Person, (ii) any merger, consolidation or other business combination transaction of Norcraft with or into another corporation, entity or Person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of Norcraft outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of Norcraft (or the surviving entity) outstanding immediately after such transaction, or (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any Person, or Persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing more than 50% of the total voting power of the then-outstanding shares of capital stock of Norcraft, and (b) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization.

Notwithstanding anything to the contrary in this Agreement, if at the time your employment terminates, you are a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon your death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual who is a specified employee under Treasury regulation Section 1.409A-1(i).

Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

3. Miscellaneous. This Amendment may only be amended by a writing signed by you and a duly authorized representative of the Company. This Amendment embodies the entire agreement between the parties with respect to amending your Employment Agreement and supersedes all prior communications, agreements and understandings, whether written or oral, with respect to the same. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. This Amendment will be governed by and construed in accordance with the laws of the State of Minnesota, without regard to any conflict of law principles that would result in the application of the laws of any other jurisdiction

If the foregoing is acceptable to you, please sign this Amendment in the space provided below. At the time you sign and return it, this Amendment will take effect as a binding agreement between you and the Company, subject to the terms and conditions set forth above. The enclosed copy is for your records.

Sincerely,
NORCRAFT COMPANIES, L.P.

		By:	/s/ Christopher Reilly
Christopher Reilly
Authorized Person

Accepted and agreed:

Signature:	/s/ Kurt Wanninger
Kurt Wanninger

Date:	03/29/2015